  Exhibit 10.4

DEBENTURE AND WARRANT PURCHASE AGREEMENT

This Debenture and Warrant Purchase Agreement (this “Agreement”), dated as of April 10, 2020, is entered into by and among Indus Holding Company, a Delaware corporation (the “Company”), Indus Holdings, Inc. (“Parent”) and the parties listed on Schedule I attached hereto (each a “Purchaser” and, collectively, the “Purchasers”), as such Schedule I may be amended from time to time in accordance with Section 9 hereof.

RECITALS

A.           On the terms and subject to the conditions set forth herein, each Purchaser is willing to purchase from the Company, and the Company is willing to issue and sell to such Purchaser, a senior secured convertible debenture in the principal amount set forth opposite such Purchaser’s name on Schedule I hereto and to transfer the related warrant to purchase certain equity securities of Parent listed opposite such Purchaser’s name on Schedule I hereto.

B.           Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Debenture (as defined below) attached hereto as Exhibit A; provided however that “Required Purchasers” shall have the meaning given to the defined term “Required Holders” in such Debenture.

C.           All references to $ shall mean United States dollars unless otherwise indicated.

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Debentures and Warrants.

(a) Issuance of Debentures. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers severally agrees to purchase, a senior secured convertible debenture in the form of Exhibit A hereto (each, a “Debenture” and, collectively, the “Debentures”) in the principal amount set forth opposite the respective Purchaser’s name on Schedule I hereto. The aggregate principal amount for all Debentures issued hereunder shall not be less than $10,000,000 (the “Minimum Amount”) and shall not exceed $15,700,000 (the “Maximum Amount”). The Debentures shall be convertible into Class C Common Shares (the “Company Shares”) of the Company in accordance with their terms pursuant to the Amended Certificate of Incorporation (as defined below). The Company Shares shall be redeemable for subordinate voting shares of Parent (the “Voting Shares”) in accordance with their terms pursuant to the Amended Certificate of Incorporation and the Support Agreement (as defined below). Payment for the Debentures shall consist of cash by wire transfer of immediately available funds.

(b) Transfer of Warrant. Subject to the terms and conditions of this Agreement, and in consideration for the purchase by the Purchasers of the Debentures and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent agrees to issue to Company and Company agrees to transfer to each Purchaser, a warrant substantially in the form attached hereto as Exhibit B (each a “Warrant” and collectively, the “Warrants”). The Warrants issued and transferred pursuant to this Section 1(b) shall be exercisable for Voting Shares as provided in such Warrants, with each such Warrant exercisable, at an exercise price of $0.28 per Voting Share, for a number of Voting Shares equal to (x) the principal amount of the Debenture purchased by such Purchaser divided by (y) $0.20 (subject to adjustment as set forth in the Warrant). The Debentures and the Warrants, taken together, constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). In accordance with Sections 1273(c)(2)(A) and 1273(b)(2) of the Code, the issue price of the investment unit is the purchase price of the Debentures, a portion thereof equal to $0.0235 times the number of shares underlying the Warrants representing the fair market value of the Warrants. Accordingly, the fair market value of the Warrants shall be treated as “original issue discount” that will accrue over the term of the Debentures as additional interest for federal income tax purposes. Unless otherwise required by Applicable Law, the parties shall not take any position inconsistent with that allocation on any tax return or for any other tax purpose.

(c) Closing. The sale and purchase of Debentures and the Warrants shall take place at a closing (the “Initial Closing”) to be held on April 10, 2020 or such other date that is mutually agreeable to the Company and the Purchasers investing in the Company at the Initial Closing (the “Initial Closing Date”), and on which not less than the Minimum Amount is subscribed for and purchased, by remote electronic exchange of executed documents and funds, or, at such other place and time as the Company and the Purchasers may determine. At the Initial Closing, the Company shall deliver a Debenture and Warrant to each of the Purchasers against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto (the “Purchase Price”). The Company may conduct one or more additional closings (each, an “Additional Closing” and, collectively, the “Additional Closings”; and, together with the Initial Closing, the “Closings” and each, a “Closing”) to be held within 45 days of the Initial Closing or by such earlier date on which Debentures and Warrants in the aggregate principal amount equal to the Maximum Amount shall have been purchased, at such place and time as the Company and the Purchaser(s) participating in such Additional Closing (each an “Additional Purchaser”) may determine (each, an “Additional Closing Date” and collectively, the “Additional Closing Dates”; and, together with the Initial Closing Date, the “Closing Dates” and each, a “Closing Date”). At each Additional Closing, the Company shall deliver a Debenture and Warrant to each of the Additional Purchasers participating in such Additional Closing against receipt by the Company of the corresponding Purchase Price. Each Debenture shall be convertible into Company Shares in accordance with its terms and shall be registered in such Purchaser’s name in Company's records. All such sales made at any Additional Closings shall be made on the terms and conditions set forth in this Agreement provided that (i) the representations and warranties of the Company and Parent set forth in Section 2 hereof shall speak as of the Initial Closing and neither the Company nor Parent shall have any obligation to update any disclosure related thereto, and (ii) the representations and warranties of each Additional Purchaser set forth in Section 3 hereof shall speak as of the date of such Additional Closing. This Agreement, including without limitation, Schedule I, shall be amended to include any Additional Purchasers without the consent of the parties hereto, including any Purchaser, upon the execution by any such Additional Purchaser of a counterpart signature page hereto. Any Debentures purchased by Additional Purchasers shall be deemed to be “Debentures,” for all purposes under this Agreement and any such Additional Purchasers shall be deemed to be “Purchasers” for all purposes under this Agreement.

2. Representations and Warranties of the Company and Parent. The Company and Parent, on a joint and several basis, represent and warrant to each Purchaser, subject to Section 9(l) below that, except as set forth in the Disclosure Schedule, as of the Initial Closing Date:

(a) Organization, Good Standing, etc. Each of the Company, Parent and their respective Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. For purposes of this Section 2, “Subsidiaries” means, collectively, Cypress Manufacturing Company and each other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by the Company or Parent.

(b) Authority. The execution, delivery and performance by the Company and Parent of this Agreement, the collateral documents in substantially the form attached to this Agreement as Exhibit C (the “Collateral Documents”), the Voting Agreement in substantially the form attached to this Agreement as Exhibit D (the “Voting Agreement”) and each Warrant and each Debenture (each, together with the Support Agreement (as defined below), a “Transaction Document” and, collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Warrants by Parent, the transfer of the Warrants by the Company and the redemption of the Company Shares for the Voting Shares pursuant to the Amended Certificate of Incorporation and the Support Agreement dated as of April 29, 2019 between the Company and Parent (the “Support Agreement”), are within the corporate power of the Company and Parent and have been duly authorized by all necessary corporate actions on the part of the Company and Parent.

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Company or Parent has been, or shall be, duly executed and delivered by the Company or Parent, as applicable, and constitutes, or shall constitute, a legal, valid and binding obligation of the Company or Parent, as applicable, enforceable against the Company or Parent, as applicable, in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Capitalization.

(i) The authorized capital of the Company consists, immediately prior to the Initial Closing and after giving effect to the Eighth Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached hereto as Exhibit E (the “Amended Certificate of Incorporation”), of (i) 224,000,000 Class A Common Shares, $0.001 par value per share (the “Class A Shares”), 16,447,591 of which are issued and outstanding immediately prior to the Initial Closing, (ii) 40,000,000 Class B Common Shares, $0.001 par value per share (the “Class B Shares”), 16,376,140 of which are issued and outstanding immediately prior to the Initial Closing, and (iii) 157,000 Class C Common Shares, $0.001 par value per share (the “Class C Shares”), none of which are issued and outstanding immediately prior to the Initial Closing. The Company has reserved 16,376,140 Class A Shares for issuance to Parent upon the redemption of Class B Shares for Voting Shares; 1,073,250 Class A Shares for issuance to Parent upon the issuance of Voting Shares by Parent to officers, directors, employees and consultants of Parent and its Subsidiaries (the “Company Group”) pursuant to the Company’s 2016 Stock Incentive Plan, duly adopted by the board of directors of the Company, all of which are issuable upon the exercise of options that were assumed by Parent, approved by the board of directors of Parent (the “Parent Board”) and the stockholders of Parent and are currently outstanding and exercisable for the purchase of Class A Shares (with no Class A Shares or other capital stock remaining available for issuance to officers, directors, employees and consultants of the Company Group pursuant to the Company’s 2016 Stock Plan); and 8,205,932 Class A Shares for issuance to Parent upon the issuance of Voting Shares by Parent to officers, directors, employees and consultants of the Company Group pursuant to its 2019 Stock Incentive Plan, duly adopted by the Parent Board and approved by the Parent stockholders, of which options to purchase 1,893,375 Voting Shares have been granted and are currently outstanding or issued.

(ii) The authorized capital of Parent consists, immediately prior to the Initial Closing, of (i) an unlimited number of Super Voting Shares, without par value (the “Super Voting Shares”), 202,590 of which are issued and outstanding immediately prior to the Initial Closing, and (ii) an unlimited number of Voting Shares, 16,447,591 of which are issued and outstanding immediately prior to the Initial Closing. Parent has reserved 8,205,932 Voting Shares for issuance to officers, directors, employees and consultants of the Company Group pursuant to its 2019 Stock and Incentive Plan, duly adopted by the Parent Board and approved by Parent’s stockholders (the “Stock Plan”). Of such reserved Voting Shares, options to purchase 1,893,375 Voting Shares have been granted and are currently outstanding or issued, and 6,312,557 Voting Shares remain available for issuance to officers, directors, employees and consultants of the Company Group pursuant to the Stock Plan. In addition to the Voting Shares reserved for issuance pursuant to the Stock Plan, 1,073,250 Voting Shares have been reserved for issuance pursuant to grants pursuant to the Company’s 2016 Stock Option Plan that have been assumed by Parent.

(e) Non-Contravention. The execution and delivery by each of the Company and Parent of this Agreement and each of the Transaction Documents to which it is a party and the performance and consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or bylaws of the Company or Parent or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company or Parent; (ii) materially violate any provision of, or result in the material breach or the acceleration of, or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company, Parent or any of their respective Subsidiaries is a party or by which it is bound; or (iii) result in the creation or imposition of any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on any material property or asset of the Company, Parent or any of their respective Subsidiaries (collectively the “Liens” and individually, a “Lien”) (other than any Lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, Parent or any of their respective Subsidiaries, their respective business or operations, or any of their respective assets or properties.

(f) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required by the Company or Parent in connection with the execution and delivery of this Agreement and the Debentures and Warrants issued hereunder and the performance and consummation of the transactions contemplated hereby except for filings required under Applicable Securities Legislation. All approvals required by the stockholders of the Company, Parent or their respective Subsidiaries under any Applicable Law (other than filings and notifications permitted to be made following the Closing under Applicable Securities Legislation) or listing or exchange on which Parent’s securities are traded relating to this Agreement and the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, the issuance of Debentures and Warrants and the exchange of the Company securities for Parent securities pursuant to the Support Agreement, have been obtained prior to the Initial Closing and no further approvals are required.

(g) Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company or Parent, threatened against the Company, Parent or any of their respective Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) if adversely determined would (alone or in the aggregate) have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company or Parent of this Agreement or the Debentures and Warrants issued thereunder or the Transaction Documents or the transactions contemplated thereby.

(h) Title. The Company, Parent and each of their respective Subsidiaries owns and has good title in fee simple to, or a valid leasehold interest in, all its real properties and good title to its other material assets and properties as reflected in the most recent Financial Statements delivered by the Company and Parent pursuant to this Section 2 (except those assets and properties disposed of in the ordinary course of business since the date of such Financial Statements) and all material assets and properties acquired by the Company, Parent or any of their respective Subsidiaries after such date (except those disposed of in the ordinary course of business). Such assets and properties are not subject to any Lien except as for Permitted Encumbrances (as defined pursuant to the Collateral Documents) and those Liens disclosed in the Financial Statements.

(i) Intellectual Property. The Company, Parent and each of their respective Subsidiaries owns or possesses sufficient legal rights to all material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted without any conflict with, or infringement of the rights of, others.

(j) Financial Statements. The consolidated unaudited financial statements of the Company, Parent and their respective Subsidiaries for the nine-month period ended September 30, 2019 (the “Financial Statements”) which have been delivered to the Purchasers, (i) are in accordance with the books and records of the Company, Parent and their respective Subsidiaries, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with IFRS in all material respects; and (iii) fairly present in all material respects the financial position of the Company, Parent and their respective Subsidiaries on a consolidated basis as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein. Neither the Company, Parent nor any of their respective Subsidiaries has any liabilities required to be shown on the face of a balance prepared in accordance with IFRS and which are material in the aggregate to the Company, Parent and their respective Subsidiaries, taken as a whole, except for (i) liabilities disclosed in the Financial Statements, (ii) liabilities incurred in the ordinary course of business subsequent to the date of the Financial Statements, (iii) liabilities for performance under contracts subsequent to the date of the Financial Statements (other than liabilities arising from the breach of any such contracts prior to the date of the Financial Statements) and (iv) liabilities listed on Schedule 2.

(k) Indebtedness. Except pursuant to that certain Loan Agreement, dated as of March 13, 2020, by and among Parent, the Company, Cypress Manufacturing Company and certain of the Purchasers party thereto (the “Loan Agreement”) or as set forth on Schedule 2, neither the Company nor Parent has any Indebtedness (as hereinafter defined). “Indebtedness” means, with respect to the Company or Parent, obligations with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (i) indebtedness for borrowed money, (ii) indebtedness issued in exchange for or in substitution for borrowed money, (iii) obligations evidenced by any note, bond, debenture or other debt security or similar instrument or contract and (iv) guarantees of the types of obligations described in clauses (i) though (iii) above.

(l)  No Material Adverse Effect. Since December 31, 2019, no event has occurred and no condition has arisen which has had or would reasonably be expected to have a Material Adverse Effect. As used herein, “Material Adverse Effect” means a material adverse effect on the business, assets, operations or financial condition of the Company, Parent and their respective Subsidiaries, taken as a whole, provided that there shall be excluded from any determination of Material Adverse Effect (A) changes or economic or political conditions generally affecting the industries in which Company, Parent and their respective Subsidiaries operate; (B) changes in economic, capital market, financial market, regulatory or political conditions of the United States generally; (C) any failure by the Company, Parent or any of their respective Subsidiaries to meet any internal projections or forecasts or revenue or earnings predictions for any past, current or future period (provided, however, that any event or change that caused or contributed to such failure to meet any internal projections or forecasts or revenue or earnings predictions shall not be excluded under this clause (C)); (D) changes in law or regulation or any official interpretation thereof; (D) changes in GAAP or any interpretation thereof by a recognized accounting body; or (E) acts of God, war, an outbreak of pandemic disease, terrorism, calamities, national or international political conditions, including engagement in hostilities (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a state of emergency or war), or similar events; except to the extent matters described in clauses (A) or (B) above have materially disproportionately and adversely affected the Company, Parent and their respective Subsidiaries, taken as a whole, as compared to similarly situated businesses (including with respect to geographic area) in the industry in which the Company, Parent and their respective Subsidiaries operate.

(m) Cannabis Representations and Warranties.

(i) Each of the Company’s, Parent’s and their respective Subsidiaries’ current directors and officers, and to the knowledge of the Company and Parent, each of the Company’s, Parent’s and their respective Subsidiaries’ current members, limited or general partners and equity holders, is not disqualified from owning an equity interest in a commercial cannabis business licensed for cultivation, manufacturing, retail and/or distribution under the California Medical and Adult Use Cannabis Regulation and Safety Act (“MAUCRSA”), and each director, officer and those designated as an “Owner” (as defined under Section 5003 of the Bureau of Cannabis Control Regulations) would not be disqualified from holding such license(s) in connection with its ownership pursuant to California Business and Professions Code Sections 480, 26053 or 26057(b) or any other similar Applicable Law.

(ii) Neither the Company, Parent nor any of their respective Subsidiaries or their respective directors, managers, officers and members have any interests in a commercial cannabis business licensed to operate as a testing laboratory to perform testing of cannabis goods.

(iii) The products cultivated, manufactured, distributed and/or sold and, to the knowledge of the Company and Parent, the third party products marketed, sold and/or distributed by the Company, Parent and their respective Subsidiaries, are not the subject of any pending approval consent or other actions before any federal, state, municipal, foreign, or other court, judicial body, administrative agency, commission, governmental or regulatory authority or similar body responsible for enforcing or overseeing compliance with MAUCRSA and applicable local rules, regulations and ordinances, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Parent or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(iv) None of the Company, Parent nor any of their respective Subsidiaries conducts any cannabis-related activities nor engages in business in any jurisdiction where such activities are not expressly authorized by Applicable Law. Each of the Company, Parent and their respective Subsidiaries comply in all material respects with such Applicable Laws and have all permits necessary for the conduct of such regulated cannabis activities.

(n) Taxes. Each of Company and Parent has filed on a timely basis all Tax returns, elections and reports that are required to be filed by it under Applicable Law and has paid, collected, withheld and remitted all Taxes and remittances shown thereon to be due and payable, collectible or remittable by it under Applicable Law, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except Taxes that are being contested in good faith by appropriate proceedings. To knowledge of Company or Parent, no tax liens have been filed and no claim is being asserted, with respect to any such Tax, fee or other charge.

(o) Status as a U.S. Corporation. Parent is treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code.

3. Representations and Warranties of Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company and Parent as follows:

(a) Binding Obligation. Such Purchaser has the legal capacity, corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Transaction Documents constitute valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Such Purchaser has been advised that the Debentures, the Warrants and the underlying securities have not been registered under the Securities Act, or any Applicable Securities Law, and, therefore, cannot be resold unless they are registered under the Securities Act and Applicable Securities Law or unless an exemption from such registration requirements is available. Such Purchaser is aware that neither the Company nor Parent is under any obligation to effect any such registration with respect to the Debentures, the Warrants or the underlying securities or to file for or comply with any exemption from registration. Such Purchaser is further aware that Parent would not qualify as a “foreign private issuer” within the meaning of Securities Exchange Act Rule 3b-4 if foreign private issuer status were determined as of the Initial Closing Date. Such Purchaser, if an entity, has not been formed solely for the purpose of making this investment. Such Purchaser is purchasing the Debentures to be acquired by such Purchaser hereunder for the Purchaser’s own account for investment, not as a nominee or agent, and not with a view to, or for resale of the Debenture, Warrant or the underlying securities in connection with, the distribution thereof, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The residency of the Purchaser (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth beneath such Purchaser’s name on Schedule I hereto.

(c) Accredited Investor. Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing such Purchaser’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Such Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and will submit to the Company or Parent such further assurances of such status as may be reasonably requested by the Company.

(d) Access to Information. Such Purchaser acknowledges that the Company has given such Purchaser access to the records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by such Purchaser, and has furnished such Purchaser with all documents and other information required for such Purchaser to make an informed decision with respect to the purchase of the Debentures.

(e) Cannabis Representations and Warranties. Such Purchaser is not disqualified from owning an equity interest in a commercial cannabis business licensed for cultivation, manufacturing, retail and/or distribution under MAUCRSA. Such Purchaser if designated as an “Owner” (as defined under Section 5003 of the Bureau of Cannabis Control Regulations) would not be disqualified from holding such license(s) in connection with its ownership pursuant to California Business and Professions Code Sections 480, 26053 or 26057(b) or any other similar Applicable Law.

4. Conditions to Closing of the Purchasers. Each Purchaser’s obligations at the applicable Closing are subject to the fulfillment, on or prior to the applicable Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Required Purchasers (as defined above):

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects on the Initial Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Debentures and Warrants.

(c) Legal Requirements. At each Closing, the sale and issuance by the Company and the purchase by the Purchasers of the Debentures shall not violate any Applicable Law or regulation to which Parent, the Company or any of its Subsidiaries is subject.

(d) Transaction Documents. The Company shall have duly executed and delivered to such Purchaser this Agreement, the Collateral Documents, the Voting Agreement and the Debentures and Warrants issued to such Purchaser at the applicable Closing hereunder.

(e) Initial Aggregate Purchase. The Company shall have received subscriptions for the purchase of the Debentures in an aggregate principal amount of no less than the Minimum Amount by the Initial Closing Date.

(f) CEO Matters. Robert Weakley shall have resigned as CEO effective immediately following the Closing and Mark Ainsworth shall have been appointed interim CEO.

(g) Board Matters. George Allen shall have been appointed to the Company’s board of directors.

(h) Permits. The Company and its Subsidiaries shall have received the permits necessary for operation of the California greenhouse other than for head house.

(i) Option Plan Increase. Parent shall have increased the number of shares available for issuance pursuant to the Stock Plan to 8,205,932.

5. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Debentures at the Initial Closing and at each Additional Closing, as applicable, is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the applicable Purchasers in Section 3 hereof shall be true and correct on the applicable Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Debentures and Warrants.

(c) Legal Requirements. At each Closing, the sale and issuance by the Company and the purchase by the applicable Purchasers of the Debentures shall not violate any Applicable Law or regulation to which Parent, the Company or any of its Subsidiaries is subject.

(d) Purchase Price. Each Purchaser shall have delivered to the Company the Purchase Price in respect of the Debenture being purchased by such Purchaser referenced in Section 1(a) hereof.

(e) Weakley Termination Agreement. The severance agreement between the Company and Robert Weakley shall have been released from escrow and shall be in full force and effect.

(f) Super Voting Shares. The agreement between the Board and Robert Weakley with respect to the Company’s outstanding Super Voting Shares shall have been modified to permit the voting of such Super Voting Shares in accordance with the Voting Agreement.

6. Further Agreements.

(a) Negative Covenants. Until all of the principal and interest under the Debentures has been paid in full or converted in accordance with the terms of the Debentures, neither the Company nor Parent shall take the following actions without the prior written consent of the Required Purchasers:

(i) Incur any Indebtedness (excluding the amounts outstanding under Debentures), except for Indebtedness (A) between Parent or any of its Subsidiaries (collectively, the “Company Group”), on the one hand, and any member of the Company Group or a wholly owned subsidiary of a member of the Company Group, on the other, (B) pursuant to credit lines secured by the Company’s receivables, (C) pursuant to vendor equipment financing, (D) of up to $1,000,000 incurred for the purpose of financing the payment of insurance premiums, (E) in an aggregate amount not to exceed $500,000 and (F) used to repay or prepay the Debentures (I) in full following an Event of Default (as defined in the Debentures) if such Event of Default has not been waived by the Required Purchasers and the exercise of remedies with respect thereto is not subject to a written deferral by the Required Purchasers of at least 60 days from the date such Indebtedness is incurred or (II) in full or in part to the extent repayment or prepayment is expressly provided for in the Transaction Documents.

(ii) Prior to the second anniversary of the Initial Closing Date, enter into a transaction or series of related transactions which would constitute a Change of Control (as defined in the Debentures), except for a Change of Control that is the result of a financing transaction permitted by the Transaction Documents.

(iii) Acquire all or substantially all of the assets of any Person or acquire equity interests in any Person that would cause such Person to be a Subsidiary of Parent or the Company (each, an “Acquisition”), in each case other than the Acquisition of a Subsidiary permitted to be formed hereunder.

(iv) Other than in connection with an Acquisition, or the extent financed with Indebtedness permitted hereunder, acquire any assets (excluding inventory, supplies and equipment acquired the ordinary course of business), including any other Person or any equity or debt securities of any other Person (in each case other than a Subsidiary permitted to be formed hereunder), for consideration in excess of $1,000,000 (including any Indebtedness assumed as purchase consideration in connection with such transaction).

(v) Enter into any line of business in which the Company is not engaged as of the Initial Closing and that is not reasonably related to or a reasonable extension of any line of business in which the Company is engaged as of the Initial Closing.

(vi) Amend the certificate of incorporation, bylaws or other charter document of Company, Parent or their respective Subsidiaries in a manner that would materially and adversely affect the Debentures, the Warrants or the Company Shares or Voting Shares issuable upon conversion or exercise thereof.

(vii) Liquidate, dissolve or wind-up the business and affairs of the Company, Parent or their respective Subsidiaries or consent to any of the foregoing.

(viii) Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company, Parent or their respective Subsidiaries other than (i) redemptions of Class B Common Stock and Class C Common Stock of the Company pursuant to the Amended Certificate of Incorporation, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof.

(ix) Create, or hold capital stock in, any Subsidiary that is not wholly owned (either directly or through one or more other Subsidiaries) by the Company or Parent (other than the Company itself); create or permit any Subsidiary to create any Subsidiary unless such additional Subsidiary enters into a guaranty of Parent’s obligations with respect to the Debentures and enters into a security agreement comparable to the Collateral Documents securing such additional Subsidiary’s obligations under such guaranty in form and substance reasonably satisfactory to the Required Purchasers; or cause or permit any direct or indirect Subsidiary of Parent (other than the Company pursuant to the Support Agreement) to issue any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock, of any Subsidiary of Parent (other than to another Subsidiary permitted hereunder and other than redemptions of Class B Common Stock and Class C Common Stock of the Company pursuant to the Amended Certificate of Incorporation) or sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of a Subsidiary (other than to another Subsidiary permitted hereunder).

(x) Allow Liquidity to be less than $3,000,000 at any time prior to the 18-month anniversary of the Initial Closing. “Liquidity” shall mean, at any time, the aggregate amount of cash and cash equivalents (other than restricted cash) held at such time by the Company, Parent and their respective Subsidiaries reduced by the amount of any judgments that are not subject to a stay on execution (either by court order or agreement with the counterparty) and either (A) have been outstanding for 30 days or more or (B) have been ordered to be paid; provided that, the amount of Debentures available to be issued under this Agreement shall not constitute “Liquidity”.

(b) [reserved]

(c) Repayment of Loan. No later than two (2) business days following the Initial Closing, the Company shall have wired into an escrow account designated by the parties to the Loan Agreement the outstanding principal and accrued interest thereon outstanding as of such date.

  (d) Delaware Franchise Taxes; Amended Certificate of Incorporation. No later than two (2) business days following the Initial Closing, the Company shall have paid all outstanding franchise taxes due and owing by the Company to the Delaware Department of State. No later than April 17, 2020, the Company shall have filed the Amended Certificate of Incorporation with the Secretary of State of Delaware.

(e) 5014309 Ontario Inc. Parent agrees and covenants that 5014309 Ontario Inc. has no assets and carries on no business as of the Initial Closing and, at any time while any amounts are outstanding under the Debentures, shall not carry on any business activities. Neither the Company or Parent or any of their respective Subsidiaries shall make any transfers of assets to 5014309 Ontario Inc. at any time while any amounts are outstanding under the Debentures.

(f) Further Assurances. Each Purchaser agrees and covenants that at any time and from time to time it shall promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with Applicable Securities Laws or other applicable regulatory approvals.

7. Tax Matters.

(a) Taxes.

(i) Any and all payments by or on account of any obligation of the Company under the Debentures shall be made free and clear of and without reduction or withholding for any taxes; provided that if the Company is required by Applicable Law to deduct or withhold any Taxes from such payment, then:

(A) If such tax is an Indemnified Tax, the amount payable by the Company shall be increased so that after making all required deductions or withholdings, each Purchaser receives an amount equal to the amount it would have received had no such deduction or withholdings been made; and

(B) The Company shall make such deductions, timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and provide each Purchaser with official receipts or other evidence satisfactory to such Purchaser for each payment.

(ii) Without duplication, each of the Company and Parent jointly and severally agrees to indemnify each Purchaser upon demand for the full amount of Indemnified Taxes payable or paid by such Purchaser or required to be withheld or deducted from a payment to such Purchaser and any liability (including penalties, interest and reasonable expenses and any Indemnified Taxes imposed on any amount taxable under this Section 7(a)(ii)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Indemnification payments due to any Purchaser under this Section 7(a)(ii) shall be made within thirty (30) days from the date such Purchaser makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Purchaser shall be conclusive absent manifest error.

(b) Purchaser Status for U.S. Tax Purposes.

(i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Debenture shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Company, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7(b)(ii)(A), (B) and (D) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing:

(A) any Purchaser that is a U.S. Person shall deliver to the Company on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed originals of IRS Form W-9 certifying that such Purchaser is exempt from U.S. Federal backup withholding tax;

(B) any non-U.S. Purchaser shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the Company) on or prior to the date on which such non-U.S. Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company), whichever of the following is applicable

i) in the case of a non-U.S. Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Debenture, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Debenture, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii) executed originals of IRS Form W-8ECI;

iii) in the case of a non-U.S. Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially to the effect that such non-U.S. Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto); or

iv) to the extent a non-U.S. Purchaser is not the beneficial owner of payments made to it, executed originals of IRS Form W-8IMY and a U.S. Tax Compliance Certificate by such non-U.S. Purchaser, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. Purchaser is a partnership or other tax transparent entity for U.S. federal income tax purposes and one or more direct or indirect partners of such foreign Purchaser are claiming the portfolio interest exemption, such foreign Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner or beneficial owners.

(C) any non-U.S. Purchaser shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the Company) on or prior to the date on which such non-U.S. Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed originals of any other form prescribed by applicable law or reasonably requested by the Company as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made; and

(D) if a payment made to a Purchaser under any Debenture would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to Company at the time or times prescribed by law and at such time or times reasonably requested by Company such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company as may be necessary for compliance with FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or notify the Company in writing of its legal inability to do so.

8. Lock-Up. Each Purchaser hereby agrees that it will not, without the prior written consent of the Required Purchasers, during the one year period commencing on the date of the Initial Closing, (a) sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or engage in any similar transaction, directly or indirectly, the Debentures, the Warrants or the securities issuable upon exercise, conversion or exchange thereof or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Debentures, the Warrants or the securities issuable upon exercise, conversion or exchange thereof; provided, however, that a Purchaser may transfer any such Debentures, the Warrants or the securities issuable upon exercise, conversion or exchange thereof to an affiliate of such Purchaser provided that such transferee agrees to be bound by the provisions of this Section 8.

9. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement, the Warrants and the Debentures may be amended, waived or modified only upon the written consent of the Company, Parent and the Required Purchasers. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto. Notwithstanding the foregoing, this Agreement may be amended to add a party as a Purchaser hereunder in connection with Additional Closings without the consent of any other Purchaser, by delivery to the Company of a counterparty signature page to this Agreement, together with a supplement to Schedule I hereto. Such amendment shall take effect at the Additional Closing and such party shall thereafter be deemed a “Purchaser” for all purposes hereunder and Schedule I hereto shall be updated to reflect the addition of such Purchaser.

(b) Governing Law and Venue.

(i) This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to its rules governing the conflict of laws.

(ii) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, in Wilmington, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts; (c) waives any objection or defense which it may now or hereafter have based on personal jurisdiction; (d) waives any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (e) waives the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereto irrevocably consents to service of process in the manner provided for notices in Section 9(g).

(iii) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER OR THEREUNDER.

(c) Survival. The representations and warranties made herein shall survive the execution and delivery of this Agreement until the first anniversary of the Initial Closing.

(d) Successors and Assigns. This Agreement may not be assigned, conveyed or transferred by any Purchaser without the prior written consent of the Company; provided, however, a Purchaser that is a partnership, corporation, trust, joint venture, unincorporated organization or other entity may transfer its rights under this Agreement to an affiliate without the prior written consent of the Company. This Agreement may not be assigned, conveyed or transferred by the Company without the prior written consent of the Required Purchasers, provided that the Company may assign this without the consent of any Purchaser to an acquiror of all or a substantial portion of the Company’s business and assets (however structured). Subject to the foregoing, the rights and obligations of the Company and each Purchaser under this Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. The terms and provisions of this Agreement are for the sole benefit of the parties hereto and their respective permitted successors and assigns, and are not intended to confer any third-party benefit on any other Person. In addition, the Company shall maintain a register (the "Register") for the recordation of the names and addresses of each Purchaser and each other Person receiving any assignment permitted hereunder, and the principal amount (and stated interest) owing thereto under the Debentures.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, Parent, each Purchaser and each other Person receiving any assignment permitted hereunder shall treat each Person listed in the Register pursuant to the terms hereof as a lender for all purposes of this Agreement, notwithstanding notice to the contrary.  No purported transfer of any interest in the Debentures shall be effective except upon recordation in the Register.  The Register shall be available for inspection by each Purchaser and each other Person receiving any assignment permitted hereunder, at any reasonable time and from time to time upon reasonable prior notice.  The parties intend that this Section 9(d) shall be interpreted and administered such that the Debentures are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(e) No Stockholder Rights. Until and only to the extent that the Debentures shall have been duly converted into or the Warrants shall have been exercised for capital stock of Parent, (i) nothing contained in this Agreement, the Warrants or the Debentures shall be construed as conferring upon any Purchaser the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of Parent or any other matters or any rights whatsoever as a stockholder of Parent and (ii) no dividends shall be payable or accrued in respect of the Debentures or the Warrants or the shares obtainable thereunder.

(f) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Purchasers and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(g) Notices. All notices or other communications required or permitted hereunder shall in writing and faxed, emailed, mailed or delivered to each party as follows: (i) if to a Purchaser, at such Purchaser’s address, email address or facsimile number set forth in Schedule I, or at such other address as such Purchaser shall have furnished the Company in writing along with a copy (which shall not constitute notice), to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104, adthorpe@mintz.com (Attention: Andrew Thorpe), or (ii) if to the Company, at 19 Quail Run Circle, Salinas, CA 93907, steve@indusholdingco.com (Attention: Steve Neil), or at such other address as the Company shall have furnished to the Purchasers in writing along with a copy (which shall not constitute notice) to Akerman LLP, 666 Fifth Avenue, 20th Floor, New York, New York 10103, kenneth.alberstadt@akerman.com (Attention: Kenneth G. Alberstadt). All such notices and communications shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) upon being delivered by facsimile or email (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(h) Separability of Agreements; Severability. Unless otherwise expressly provided herein, the rights of each Purchaser hereunder are several rights, not rights jointly held with any of the other Purchasers. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Purchaser whether arising by reason of the law of the respective Purchaser’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Purchasers. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Company and the Required Purchasers will in good faith agree upon an enforceable provision that most nearly gives effect to the intent of the invalid, illegal or unenforceable provision.

(i) Expenses. The Company shall reimburse a single counsel to Geronimo Central Valley Opportunity Fund, LLC and Merida Capital Partners (the “Lead Investors”) for reasonable out-of-pocket legal fees incurred in connection with the negotiation of this Agreement and the other Transaction Documents. Such expenses shall be deducted by the Lead Investors from the principal amount otherwise payable for the Debentures purchased by such Lead Investor.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile copies of signed signature pages shall be deemed executed originals.

(k) Currency. Unless otherwise specified, all dollar amounts referred to in this Agreement mean the lawful currency of the United States.

(l) Acknowledgement regarding Excluded Laws. The Parties hereto agree and acknowledge that no Party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement or any Debenture with Excluded Laws. No party hereto shall have any right of rescission or amendment arising out of or relating to any non-compliance with Excluded Laws.

(m) Disclosure. The parties hereto hereby consent to the disclosure of the substance of this Agreement in any news release or other disclosure document required by Applicable Law and to the public filing of this Agreement on the System for Electronic Document Analysis and Retrieval (SEDAR) as may be required pursuant to Applicable Law; provided, however, that any such news release or disclosure shall be provided to counsel for the Investors in advance of any public filing and any comments thereto shall be considered in good faith.

10. Defined Terms. The following terms shall have the ma

(a) “Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions of: (a) statutes, laws (including common law), rules, regulations, decrees, ordinances, codes, proclamations, treaties, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority, in each case applicable to or binding upon such Person, property, transaction or event. Notwithstanding the foregoing, the definition of Applicable Law excludes any Excluded Laws.

(b) “Applicable Securities Legislation” means (i) applicable U.S. federal and state securities laws, including rules, regulations, policies and instruments and (ii) applicable Canadian securities laws, including the rules, regulations, policies and instruments in each of the provinces and territories of Canada.

(c) “Code” means the Internal Revenue Code of 1986 and, as applicable, the Treasury Regulations promulgated thereunder, or, if applicable, any successor laws.

(d)  “Excluded Laws” means any (a) statutes, laws (including common law), rules, regulations, decrees, ordinances, codes, proclamations, treaties, declarations or orders of any U.S. federal Governmental Authority; (b) any consents or approvals of any U.S. federal Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any U.S. federal Governmental Authority, in each case (with respect to the foregoing clauses (a), (b) and (c)), which apply or relate, directly or indirectly, to the cultivation, harvesting, production, trafficking, distribution, processing, extraction, sale and/or possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C.. § 371 and 21 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another's felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing; provided that Section 280E of the Internal Revenue Code of 1986, as amended, shall not be an Excluded Law.

(e) “Excluded Taxes” means, with respect to any Person, (a) any Taxes, however denominated, imposed on or measured by the such Person’s overall capital or net income (including franchise Taxes, branch profits or similar Taxes imposed on such Person in lieu of net income Taxes) (i) by a jurisdiction by reason of such Person being organized under such jurisdiction’s Applicable Laws, being a resident of, or having its principal office, or any lending office in, such jurisdiction, or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in the Loan pursuant to the Applicable Law in effect on the date on which (i) such Purchaser acquires such interest in the Loan or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 7(a), amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Purchaser’s failure to comply with Section 7(b), or (d) any U.S. federal withholding Taxes imposed under FATCA.

(f) “FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.

(g) “Governmental Authority” means: (a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances; (b) any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof; and (c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

(h) “Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Company or Parent hereunder or under any Debenture; and (b) to the extent not otherwise described in (a) and other than Excluded Taxes, any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement.

(i) “Other Connection Taxes” means, with respect to any Person, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to, or enforced its rights under the Debenture).

(j) “Person” means an individual, legal or natural person, corporation, company, firm, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association, estate or other entity.

(k) “Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

(Signature Pages Follow)

In Witness Whereof, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:
Indus Holding Company

By:	/s/ Robert Weakley
Name:	Robert Weakley
Title:	CEO

Signature page to Debenture and Warrant Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PARENT:
Indus Holdings, Inc.

By:	/s/ Robert Weakley
Name:	Robert Weakley
Title:	CEO